Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 filed with the Securities and Exchange Commission on December 19, 2016 pertaining to the trivago N.V. 2016 Omnibus Incentive Plan of our report dated September 8, 2016 (except Note 16, as to which the date is October 14, 2016), with respect to the consolidated financial statements of trivago GmbH, included in in the Registration Statement (Form F-1, No. 333-214591) of travel B.V., filed with the Securities and Exchange Commission.

/s/Marcus Senghaas	/s/Nicole Dietl
Wirtschaftsprüfer	Wirtschaftsprüferin
(German Public Auditor)	(German Public Auditor)

Ernst & Young GmbH
Wirtschaftsprüfungsgesellschaft
Cologne, Germany

December 15, 2016